Exhibit 4.26

7 November 2001

BY FACSIMILE AND POST

GeoLogistics Limited
Royal Court
81 Tweedy Road
Bromley
Kent BR1 1TW

Facsimile no.                           020 8626 6855

Dear Sirs

We refer to:

(A)                              the facility agreement dated 31 March 2000 between GeoLogistics Limited (the “Company”) and ourselves (as supplemented and amended from time to time, the “Facility Agreement”); and

(B)                                the Guarantee and Indemnity dated 31 March 2000 between GeoLogistics Corporation (the “Guarantor”), a Delaware corporation, and ourselves (the “Guarantee”).

Save as otherwise defined in this letter, terms defined in the Facility Agreement have the same meaning when used in this letter.

We write to confirm the agreement reached between us that, subject to the terms of this letter, on and from the Effective Date (as defined below) the Facility Agreement shall be amended as follows:

1.               The definitions in Clause 1.1 of “GLNS”, “GLA”, “BVL”, and “GLS” shall be deemed deleted and the definition of “Borrowers” in Clause 1.1 shall be deemed to be deleted and replaced with:

““Borrowers” means Matrix International Logistics, Inc (a Delaware Corporation), Air Freight Consolidators Inc (a New York Corporation), GeoLogistics Americas Inc (a Delaware Corporation) and LEP Fairs Inc (a Georgia Corporation).”

2.               The definition of “Facility Limit” in Clause 1.1 shall be deemed deleted and replaced with:

““Facility Limit” means (subject to Clause 3.3) £17,000,000.”

3.               The definition of “Final Repayment Date” in Clause 1.1 shall be deemed deleted and replaced with:

““Final Repayment Date” means 30 April 2004.”

4.               The definition of “Loan Agreement” in Clause 1.1 shall be deemed deleted and replaced with:

53 Queen Anne Street, London W1G 9HP
t. 020 7935 1115 f. 020 7486 3513 w. www.burdale.co.uk
Offices also in Manchester and Birmingham
Reg. No. 2656007 Incorporated in England and Wales

affiliated to CONGRESS FINANCIAL CORPORATION, A FIRST UNION company

““Loan Agreement” means the amended and restated loan and security agreement by and among Congress as Lender and the Borrowers as Borrowers dated as of 7 November 2001.”

5.                                       The definition of “L/C Limit” in Clause 1.1 shall be deemed deleted and replaced with:

““L/C Limit” means the Facility Limit provided that at any time the sum of the L/C Exposures and the Letter of Credit Accommodations (as defined in the Loan Agreement) shall not exceed the Sterling Equivalent of $30,000,000 at such time.”

6.                                       The definition of “Margin” in Clause 1.1 shall be deemed deleted and replaced with:

““Margin” means 3.00% per annum.”

7.                                       A new definition of “Sterling Equivalent” shall be deemed inserted in Clause 1.1 of the Facility Agreement after the existing definition of “Sterling” as follows:

““Sterling Equivalent” means at any time in respect of any amount denominated in a currency other than Sterling, the equivalent amount in Sterling of such amount calculated at the Exchange Rate prevailing at such time.”

8.                                       The definition of “Total Excess Availability” in Clause 1.1 shall be deemed deleted and replaced with:

““Total Excess Availability” means at any time the aggregate of UK Excess Availability and US Excess Availability at such time.”

9.                                       The definition of “UK Daily Excess Availability” in Clause 1.1 shall be deemed deleted.

10.                                 The definition of “UK Excess Availability” in Clause 1.1 shall be deemed deleted and replaced with:

““UK Excess Availability” means from time to time the amount at such time by which A exceeds B where:

A = The lesser of (1) 85% of the face value of the Eligible Receivables and 65% of the face value of the Eligible Unbilled Receivables less maximum discounts, credits and allowances of any nature which may be taken by or granted to any Account Debtor or any other person in connection with such Eligible Receivables or Eligible Unbilled Receivables as the case may be LESS the amount of Availability Reserves established by Burdale and (2) the Facility Limit.

and

B = The aggregate amount of (1) Outstanding Purchase Price, (2) all L/C Exposures and (3) (without double counting with (1) or (2)) all other then outstanding and unpaid Obligations.”

11.                                 The definition of “US Borrower’s” in Clause 1.1 shall be deemed deleted.

12.                                 The definition of “US Facility” In Clause 1.1 shall be deemed deleted and replaced with:

““US Facility” means the credit facility in the maximum amount of $30,000,000 (which may be adjusted in accordance with the provisions of this Agreement and the Loan Agreement) provided by Congress to the Borrowers pursuant to the Loan Agreement.”

13.                                 A new Clause 3.3 shall be deemed inserted into the Facility Agreement after the existing Clause 3.2 as follows:

“3.3                        Facility Limit Adjustments

Within 45 days of the end of each calendar quarter, the Company may elect to increase or decrease the Facility Limit by no more than the Sterling Equivalent at such time of Five Million Dollars ($5,000,000) (which reduction or increase shall take effect no less than five Business Days from Burdale’s receipt of written notice of the Company’s election) so long as:

(a)                                  no Default exists, has occurred and is continuing or would occur;

(b)                                 the Borrowers under the Loan Agreement, in accordance with the terms of the Loan Agreement, elect concurrently to:

(i)                                     reduce the amount of the Maximum Credit under the Loan Agreement by the United States dollar amount of such increase; or

(ii)                                  increase the Maximum Credit under the Loan Agreement by the United States dollar amount of such reduction; and

(c)                                  any such reduction or increase does not have the effect of:

(i)                                     increasing the amount of the Global Facility (as defined in the Loan Agreement) to an amount in excess of Fifty-Five Million Dollars ($55,000,000);

(ii)                                  increasing the Facility Limit to an amount in excess of the Sterling Equivalent of Thirty-Five Million Dollars ($35,000,000); or

(iii)                               decreasing the Facility Limit to an amount that is less than the Sterling Equivalent of Fifteen Million Dollars ($15,000,000);

No reduction of the Facility Limit elected pursuant to this Clause 3.3 shall be subject to the fee provided for in Clause 6.5(b).”

12.           The definitions of “Canadian Excess Availability”, “Canadian Facility”, “Canadian Loan Agreement” and “GL Canada” in Clause 1.1 shall be deemed deleted.

13.                                 All references in the Facility Agreement to “Canadian Excess Availability”, “Canadian Facility”, “Canadian Loan Agreement” and “GL Canada” shall be deemed deleted.

14.                                 Clause 15.1(w) shall be deemed deleted and replaced with:

“(w)                         any default by any Borrower or an “Event of Default” shall occur under the terms of the Loan Agreement or any other agreement, document, note and/or instrument executed or delivered in connection therewith;”

The Effective Date shall be the date which is the later of (i) the date on which we have received a copy of this letter countersigned on behalf of the Company and the Guarantor and (ii) the date on which the amendment and restatement of the Loan Agreement to reflect (amongst other things) the transactions contemplated by this letter becomes effective.

In consideration of our issuing this letter at your request, the Company shall pay to us a fee of $125,000 which is immediately due and payable and, to the extent not already paid, shall be debited by Burdale to the Company’s loan account (as described in Clause 4.6 of the Facility Agreement) on the date on which we receive a copy of this letter countersigned by the Company in the Sterling equivalent of such amount calculated at the Exchange Rate on such date.

Save as set out above, nothing in this letter shall be deemed to be an amendment to the terms of any Finance Document or a waiver or consent by Burdale to any breach or potential breach (present or future) of any provision of the Finance Documents or any waiver of a Default or Event of Default (howsoever described).

This letter is a Finance Document and shall be governed by English law.

Yours faithfully

[ILLEGIBLE]
For and on behalf of
BURDALE FINANCIAL LIMITED

Accepted and agreed:

GEOLOGISTICS LIMITED

By:	/s/ G. Papageorghiou

We hereby agree (with such agreement taking effect as a deed) that the guarantee and indemnity given by us remain in full force and effect and extend to guarantee the obligations of the Company to you under the Finance Documents notwithstanding the amendments to the Facility Agreement contained in this letter.

Executed as a deed by
GEOLOGISTICS CORPORATION

By:	/s/ R Jackson

Name:	R Jackson

Title:	VP & General Counsel